EXHIBIT 4.6


                       CERTIFICATE OF AMENDMENT

                  OF THE CERTIFICATE OF INCORPORATION

                                  OF

                        PARLUX FRAGRANCES, INC.

           UNDER SECTION 242 OF THE GENERAL CORPORATION LAW

                              * * * * * *

  I, THE UNDERSIGNED, Frank A. Buttacavoli, being the Executive Vice President, Chief Financial Officer and Secretary of Parlux Fragrances, Inc. (the "Corporation"), hereby certify:
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  1.  The name of the Corporation is Parlux Fragrances, Inc.

  2. The certificate of incorporation of the Corporation is amended so that the text of the first sentence of Article FOURTH is deleted in its entirety and is replaced with the following:

  Article FOURTH. The total number of shares of capital stock that the Corporation is authorized to issue is 35,000,000 shares, consisting of:

    (1) 30,000,000 shares of common stock, par value $.01 per share; and

    (2) 5,000,000 shares of preferred stock, par value $.01 per share.


  3. This amendment was authorized by the unanimous written consent of the board of directors, followed by a vote in favor of the amendment by a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon as a class, in accordance with Section 242 of the General Corporation Law.

  IN WITNESS WHEREOF, the undersigned has executed this certificate as of the 12th day of August, 1996, and hereby affirms under penalty of perjury that this certificate is the act and deed of the Corporation and that the facts contained herein are true.

              /s/ Frank A. Buttacavoli
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              Frank A. Buttacavoli
              Executive Vice President,
              Chief Financial Officer and Secretary